Exhibit 4.8

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1	Name and Address of Company

Aurora Cannabis Inc. (“Aurora” or the “Company”)

2207-90b Street SW

Edmonton, Alberta T6X 1V8

Item 2	Date of Material Change

February 6, 2025

Item 3	News Release

A press release describing the material change was disseminated by Aurora on February 6, 2025 through Cision PR Newswire and can be found on SEDAR+ at www.sedarplus.ca.

Item 4	Summary of Material Change

On February 6, 2025, the Company announced a strategic supply agreement (the “Agreement”) with SNDL Inc. (“SNDL”), a Canadian licensed producer and vertically integrated cannabis enterprise.

Item 5	Full Description of Material Change

5.1	Full Description of Material Change

The Company announced the Agreement with SNDL, under which SNDL is expected to supply Aurora with premium cannabis flower product grown at SNDL’s indoor facility in Atholville, New Brunswick. The term of the Agreement is for three years with an option to extend and an estimated value of $27 million. Aurora and SNDL have an existing and successful supply relationship for the manufacturing of various cannabis products and input material.

A copy of the Agreement has been filed on Aurora’s SEDAR+ profile at www.sedarplus.ca.

A copy of the news release is attached to this report.

5.2	Disclosure for Restructuring Transactions

Not applicable.

Item 6	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7	Omitted Information

Not applicable.

Item 8	Executive Officer

Further information regarding the matters described in this report may be obtained from Ananth Krishnan, Vice President, Corporate Development and Strategy, who is knowledgeable about the details of the Agreement and may be contacted at Ananth.krishnan@auroramj.com.

Item 9	Date of Report

February 13, 2025

Appendix: News Release

(attached)

February 6, 2025	NASDAQ | TSX: ACB

Aurora Cannabis Announces Supply Agreement with SNDL

Agreement Complements Existing Relationship Focused on the Supply of Premium Cannabis

EDMONTON, AB – February 6, 2025 – Aurora Cannabis Inc. (the “Company” or “Aurora”) (NASDAQ: ACB) (TSX: ACB) – the Canadian based leading global medical cannabis company, is pleased to announce a strategic supply agreement (the “Agreement”) with SNDL Inc. (“SNDL”), a Canadian licensed producer and vertically integrated cannabis enterprise.

Under this Agreement, SNDL is expected to supply Aurora with premium cannabis flower product grown at SNDL’s indoor facility in Atholville, New Brunswick. The term of the agreement is for three years with an option to extend and an estimated value of $27 million. Aurora and SNDL have an existing and successful supply relationship for the manufacturing of various cannabis products and input material.

“Following our strong, third quarter performance driven by record setting growth in our international medical cannabis segment, Aurora remains focused on a balanced approach to operating a hybrid manufacturing network of in-house and third-party cultivation. We value our relationship with SNDL and their shared commitment to cultivation excellence,” said Miguel Martin, Executive Chairman and Chief Executive Officer of Aurora Cannabis.

“As Canada’s leading integrated cannabis company, SNDL is well positioned as a supplier of quality cannabis products to commercial partners like Aurora. We have a shared approach to quality and cultivation excellence and look forward to expanding this relationship further,” said Zach George, Chief Executive Officer of SNDL.

About Aurora Cannabis

Aurora is opening the world to cannabis, serving both the medical and consumer markets across Canada, Europe and Australia. Headquartered in Edmonton, Alberta, Aurora is a pioneer in global cannabis, dedicated to helping people improve their lives. The Company’s adult- use brand portfolio includes Aurora Drift, San Rafael ‘71, Daily Special, Tasty’s, Being and Greybeard. Medical cannabis brands include MedReleaf, CanniMed, Aurora and Whistler Medical Marijuana Co, as well as international brands, Pedanios, IndiMed and CraftPlant. Aurora also has a controlling interest in Bevo Farms Ltd., North America’s leading supplier of propagated agricultural plants. Driven by science and innovation, and with a focus on high-quality cannabis products, Aurora’s brands continue to break through as industry leaders in the medical, wellness and adult recreational markets wherever they are launched. Learn more at www.auroramj.com and follow us on X and LinkedIn.

Aurora’s Common Shares trade on the NASDAQ and TSX under the symbol “ACB”.

Contact

For Media: Michelle Lefler | VP, Communications & PR | media@auroramj.com

For Investors: ICR, Inc. | aurora@icrinc.com

Forward Looking Information

This news release includes statements containing certain “forward-looking information” within the meaning of applicable securities law (“forward-looking statements”). Forward-looking statements are frequently characterized by words such as “plan”, “continue”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate”, “may”, “will”, “potential”, “proposed” and other similar words, or statements that certain events or conditions “may” or “will” occur. Forward-looking statements made in this news release include, but are not limited to, statements regarding the Company’s supply agreement and relationship with SNDL, including but not limited to the contract term and expected value, expectations related to the supply of flower product from SNDL and the Company’s focus on a balanced approach to operating a hybrid manufacturing network of in-house and third-party cultivation.

These forward-looking statements are only predictions. Forward looking information or statements contained in this news release have been developed based on assumptions management considers to be reasonable. Material factors or assumptions involved in developing forward-looking statements include, without limitation, publicly available information from governmental sources as well as from market research and industry analysis and on assumptions based on data and knowledge of this industry which the Company believes to be reasonable. Forward-looking statements are subject to a variety of risks, uncertainties and other factors that management believes to be relevant and reasonable in the circumstances could cause actual events, results, level of activity, performance, prospects, opportunities or achievements to differ materially from those projected in the forward-looking statements. These risks include, but are not limited to, the ability to retain key personnel, the ability to continue investing in infrastructure to support growth, the ability to obtain financing on acceptable terms, the continued quality of our products, customer experience and retention, the development of third party government and non-government consumer sales channels, management’s estimates of consumer demand in Canada and in jurisdictions where the Company exports, expectations of future results and expenses, the risk of successful integration of acquired business and operations (with respect to the Transaction and more generally with respect to future acquisitions), management’s estimation that SG&A will grow only in proportion of revenue growth, the ability to expand and maintain distribution capabilities, the impact of competition, the general impact of financial market conditions, the yield from cannabis growing operations, product demand, changes in prices of required commodities, competition, and the possibility for changes in laws, rules, and regulations in the industry, epidemics, pandemics or other public health crises and other risks, uncertainties and factors set out under the heading “Risk Factors” in the Company’s annual information from dated June 20, 2024 (the “AIF”) and filed with Canadian securities regulators available on the Company’s issuer profile on SEDAR+ at www.sedarplus.com and filed with and available on the SEC’s website at www.sec.gov. The Company cautions that the list of risks, uncertainties and other factors described in the AIF is not exhaustive and other factors could also adversely affect its results. Readers are urged to consider the risks, uncertainties and assumptions carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such information. The Company is under no obligation, and expressly disclaims any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities law.